Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors

Horace Mann Educators Corporation

We consent to the incorporation by reference in the registration statements (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917 and No. 333-171384) on Form S-8 and the registration statement (No. 333-178898) on Form S-3 of Horace Mann Educators Corporation and subsidiaries (the Company) of our report dated February 29, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.

Our report dated February 29, 2012, contains an explanatory paragraph that states that the Company changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” (included in FASB ASC Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

February 29, 2012